SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                               MMC Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    55308N102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 19 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                   Page 2 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     U.S. Venture Partners IV, L.P. ("USVP IV")
                     Tax ID Number:    94-3193188
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
----------------------------------- -------- -----------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         4,675,896 shares, except that Presidio Management Group IV, L.P.
           BENEFICIALLY                      ("PMG IV"), the general partner of USVP IV, and Bowes, Federman,
           OWNED BY EACH                     Krausz, Vogel and Young, the general partners of PMG IV,  may be
              REPORTING                      deemed to have shared  voting  power with respect to such shares
               PERSON
                WITh               -------- ------------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             4,675,896 shares,  except that Presidio Management Group IV, L.P.
                                             ("PMG IV"), the general partner of USVP IV, and Bowes,  Federman,
                                             Krausz,  Vogel and Young,  the general partners of PMG IV, may be deemed to have  shared  dispositive  power  with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       4,675,896
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   16.52%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                   Page 3 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Second Ventures II, L.P. ("SV II")
                     Tax ID Number:    94-3200353
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]        (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         567,594  shares,  except that Presidio Management Group IV,  L.P.
           BENEFICIALLY                      ("PMG IV"),  the general  partner of SV II,  and Bowes, Federman,
          OWNED BY EACH                      Krausz,  Vogel and Young,  the general partners of PMG IV, may be
        REPORTING PERSON                     deemed to have shared  voting  power with respect to such shares.
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             567,594 shares,  except that Presidio  Management  Group IV, L.P.
                                             ("PMG IV"),  the general  partner of SV II, and Bowes,  Federman,
                                             Krausz,  Vogel and Young,  the general partners of PMG IV, may be deemed to have  shared  dispositive  power  with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       567,594
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                                                 [ ]
            EXCLUDES CERTAIN SHARES*
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                   Page 4 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     USV Entrepreneur Partners II, L.P. ("UEP II")
                     Tax ID Number:    94-3203198
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         162,172 shares,  except that  Presidio Management Group IV,  L.P.
           BENEFICIALLY                      ("PMG IV"),  the general partner of UEP II,  and Bowes, Federman,
      OWNED BY EACH REPORTING                Krausz,  Vogel and Young,  the general partners of PMG IV, may be
              PERSON                         deemed to have shared  voting  power with respect to such shares.
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             162,172 shares,  except that Presidio  Management  Group IV, L.P.
                                             ("PMG IV"), the general  partner of UEP II, and Bowes,  Federman,
                                             Krausz,  Vogel and Young,  the general partners of PMG IV, may be deemed to have  shared  dispositive  power  with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED    DISPOSITIVE   POWER   See
                                             response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       162,172
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.57%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                   Page 5 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Presidio Management Group IV, L.P. ("PMG IV")
                     Tax ID Number:    94-3193187
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]        (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are  shares  directly  owned  by UEP  II.  PMG IV is the  general partner  of USVP IV, SV II,  and UEP II and may be deemed to have shared  voting  power  with  respect  to  such  shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are  shares  directly  owned  by UEP  II.  PMG IV is the  general partner  of USVP IV, SV II,  and UEP II and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       5,405,662
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                        [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   19.09%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                   Page 6 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     William K. Bowes, Jr. ("Bowes")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,025 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Bowes is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  voting  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE   DISPOSITIVE POWER
                                             1,025 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Bowes is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  dispositive  power with  respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       5,406,687
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   19.1%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                   Page 7 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Irwin Federman ("Federman")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]        (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,300 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are  shares  directly  owned  by UEP II.  Federman  is a  general partner of PMG IV, the general partner of USVP IV, SV II, and UEP
                                             II, and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,300 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are  shares  directly  owned  by UEP II.  Federman  is a  general partner of PMG IV, the general partner of USVP IV, SV II, and UEP
                                             II,  and may be  deemed to have  shared  dispositive  power  with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       5,406,962
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   19.1%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                   Page 8 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Steven M. Krausz ("Krausz")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         800 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Krausz is a general partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  voting  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             800 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Krausz is a general partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  dispositive  power with  respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       5,406,462
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   19.1%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                  Page 9 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Dale J. Vogel ("Vogel")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]        (b) [X}
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,300 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Vogel is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  voting  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE   DISPOSITIVE    POWER
                                             1,300 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Vogel is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  dispositive  power with  respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       5,406,962
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [  ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   19.1%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 55308N102                                             13 G                  Page 10 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                     Phillip M. Young ("Young")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]        (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,300 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Young is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  voting  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             1,300 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             5,405,662 shares, of which 4,675,896 are shares directly owned by
                                             USVP IV, 567,594 are shares  directly owned by SV II, and 162,172 are shares  directly owned by UEP II. Young is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared  dispositive  power with  respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       5,406,962
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [  ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   19.1%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 11 of 19
ITEM 1(a).        NAME OF ISSUER:

                  MMC Networks, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2855 Kifer Road, Suite 200
                  Santa Clara, CA 95051

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USV Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Dale J. Vogel ("Vogel"), and Phillip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz, Vogel and Young are general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP IV, SV II and UEP II.


ITEM 2(b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                 The address of the principal business office for each of the Reporting Persons is:

                 U.S. Venture Partners
                 2180 Sand Hill Road, Suite 300
                 Menlo Park, CA  94025

ITEM 2(c)        CITIZENSHIP:

                 USVP IV, UEP II and PMG IV are Delaware Limited Partnerships, SV II is a Cayman Island Limited Partnership and Bowes, Federman, Krausz, Vogel and Young are United States citizens.

ITEM 2(d).       TITLE OF CLASS OF SECURITIES:

                 Common Stock

ITEM 2(e).       CUSIP NUMBER:

                 CUSIP # 55308N102

ITEM 3.          Not Applicable

                                                                   Page 12 of 19
ITEM 4.          OWNERSHIP:

                 The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                  (a)   Amount beneficially owned:

                        See Row 9 of cover  page for each  Reporting Person.

                  (b)   Percent of Class:

                        See Row 11 of cover page for each  Reporting Person.

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole  power to  dispose  or to direct the
                              disposition of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power  to   dispose  or  to  direct  the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreements of USVP IV, SV II, UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                                   Page 14 of 19
                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998


U.S. Venture Partners IV, L.P.                              /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


                                                            /s/ Michael P. Maher
Second Ventures II, L.P.                                    --------------------------------------
By Presidio Management Group IV, L.P.,                      Signature
Its General Partner


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


                                                            /s/ Michael P. Maher
U.S.V. Entrepreneur Partners II, L.P.                       ----------------------------------------
By Presidio Management Group IV, L.P.,                      Signature
Its General Partner


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.                          /s/ Michael P. Maher
A Delaware Limited Partnership                              ----------------------------------------
                                                            Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


William K. Bowes                                            /s/ Michael P. Maher
                                                            ---------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact

Irwin Federman                   /s/ Michael P. Maher
                                 ---------------------------------------
                                 Michael P. Maher
                                 Attorney-In-Fact


Steven M. Krausz                 /s/ Michael P. Maher
                                 ---------------------------------------
                                 Michael P. Maher
                                 Attorney-In-Fact


Dale J. Vogel                    /s/ Michael P. Maher
                                 ---------------------------------------
                                 Michael P. Maher
                                 Attorney-In-Fact


Phillip M. Young                 /s/ Michael P. Maher
                                 ---------------------------------------
                                 Michael P. Maher
                                 Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  17

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact          19

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of MMC Networks, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 6, 1998

U.S. Venture Partners IV, L.P.                              /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                                    /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


U.S.V. Entrepreneur Partners II, L.P.                       /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                      ----------------------------------------
Its General Partner                                         Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.                          /s/ Michael P. Maher
A Delaware Limited Partnership                              ----------------------------------------
                                                            Signature


                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

                                                             Page 18 of 19 Pages




William K. Bowes                                   /s/ Michael P. Maher
                                                   -----------------------
                                                   Michael P. Maher
                                                   Attorney-In-Fact


Irwin Federman                                     /s/ Michael P. Maher
                                                   -----------------------
                                                   Michael P. Maher
                                                   Attorney-In-Fact


Steven M. Krausz                                   /s/ Michael P. Maher
                                                   -----------------------
                                                   Michael P. Maher
                                                   Attorney-In-Fact


Dale J. Vogel                                      /s/ Michael P. Maher
                                                   -----------------------
                                                   Michael P. Maher
                                                   Attorney-In-Fact


Phillip M. Young                                   /s/ Michael P. Maher
                                                   -----------------------
                                                   Michael P. Maher
                                                   Attorney-In-Fact

                                                             Page 19 of 19 Pages



                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.